Exhibit 99.2

Intel Corporation 2200 Mission College Blvd. Santa Clara, CA 95054-1549

CFO Commentary on Second-Quarter Results

Summary
The second quarter revenue of $13.2B was in line with the expectation that we provided in our prior Outlook. The Client Computing Group revenue was up 2% quarter over quarter and down 14% on a year-on-year basis. The Data Center Group was up 5% quarter over quarter and up 10% on a year-on-year basis. Gross margin of 62.5% was up 2.0 points from the first quarter and up 0.5 point from our Outlook. Operating income for the second quarter was $2.9B, down $0.9B, or 25% on a year-on-year basis. The tax rate for the quarter was 9.3%, a 16.2 point reduction from the prior quarter, driven by a one-time refund claim and our decision to indefinitely reinvest certain prior years' non-U.S. earnings. Earnings per share was $0.55, flat on a year-on-year basis.

As we look forward to the third quarter of 2015, we are forecasting the midpoint of the revenue range at $14.3B, up 8% from the second quarter. This forecast is at the higher end of the average seasonal increase for the third quarter. We are forecasting the midpoint of the gross margin range for the third quarter to be 63%, up 0.5 point from the second quarter.

Turning to the full year 2015, we are forecasting revenue to be down approximately 1% from 2014, down from our prior Outlook of approximately flat. We are forecasting the midpoint of the gross margin range for the full year 2015 to be 61.5%, up 0.5 point from our prior Outlook.

The second quarter 2015 results when compared to the second quarter from a year ago were the following:

•	Revenue was $13.2B was down $0.6B (5%) from $13.8B

•	Gross margin of 62.5% was down 2.0 points from 64.5%

•	Operating income of $2.9B was down $0.9B (25%) from $3.8B

•	Net income of $2.7B was down $0.1B (3%) from $2.8B

•	Earnings per share was flat at $0.55

Second Quarter 2015

Revenue
Revenue of $13.2B was up 3% sequentially and down 5% on a year-on-year basis. Total platform* volumes were flat when compared to the first quarter. Total platform* average selling prices were up 3% over this same time period.

Year-on-Year Comparisons:

•
Client Computing Group had revenue of $7.5B, down 14% with platform volumes down 10% and platform average selling prices down 3%. Desktop platform volumes were down 22% and desktop platform average selling prices were up 6%. Notebook platform volumes were down 11% and notebook platform average selling prices were down 2%. Tablet volumes were up 11% and average selling prices were up.

•	Data Center Group had revenue of $3.9B, up 10% with platform volumes up 5% and platform average selling prices up 5%.

•	Internet of Things Group had revenue of $559M, up 4%.

•	Software and services operating segments had revenue of $534M, down 3%.

•	All other operating segments had revenue of $715M, up 38%.

Quarter-on-Quarter Comparisons:

•	Client Computing Group revenue was up 2% with platform volumes flat and platform average selling prices up 2%.

•	Data Center Group revenue was up 5% with platform volumes up 2% and platform average selling prices up 3%.

•	Internet of Things Group revenue was up 5%.

•	Software and services operating segments revenue was flat.

•	All other operating segments revenue was up 16%.

Gross Margin
Gross margin dollars were $8.2B, up $0.5B compared to the first quarter. Gross margin of 62.5% was up 2.0 points compared to the first quarter, and up 0.5 points when compared to the midpoint of our Outlook.

Gross Margin Reconciliation: Q1'15 to Q2'15 (60.5% to 62.5%, up 2.0 points)
[note: point attributions are approximate]

•	+ 1.0 point: Lower factory start-up costs

•	+ 1.0 point: Higher platform* average selling prices

•	+ 0.5 point: Lower platform* write-offs (primarily on 14nm products)

•	- 0.5 point: Higher platform* unit costs (primarily on higher mix of 14nm products)

Gross Margin Reconciliation: Q2'15 Outlook to Q2'15 (62% +/- couple points to 62.5%, up 0.5 point)
[note: point attributions are approximate]

•	+ 1.0 point: Lower platform* unit costs

•	+ 0.5 point: Lower factory start-up costs

•	- 0.5 point: Lower platform* average selling prices

*Client Computing Group, Data Center Group, and Internet of Things Group microprocessors and chipsets

Gross Margin Reconciliation: Q2'14 to Q2'15 (64.5% to 62.5%, down 2.0 points)
When comparing the second quarter on a year-on-year basis, gross margin was down 2.0 points primarily due to higher platform* unit costs and lower platform* volume, partially offset by higher platform* average selling prices.
Spending
Spending for R&D and MG&A was $5.0B, up approximately $100M from the first quarter, and higher than expectation. The higher second quarter spending compared to the first quarter was primarily driven by higher profit dependent spending. R&D and MG&A as a percentage of revenue was 38%, down from 39% in the first quarter.

Depreciation was $2.0B, in line with expectation.

Restructuring and asset impairment charges in the second quarter were $248M, higher than expectation of $120M.

Amortization of acquisition related intangibles was $68M, in line with expectation.

Other Income Statement Items
Gains and losses on equity investments and interest and other income was a net gain of $87M compared to a $58M net gain in the first quarter and our Outlook of approximately $60M.

The effective tax rate for the second quarter was 9.3%, down 16.2 points from the first quarter driven by a one-time refund claim and our decision to indefinitely reinvest certain prior years' non-U.S. earnings.

Balance Sheet and Cash Flow Items
On the balance sheet, total cash investments^^ ended the quarter at $13.9B, flat from the first quarter. $11.2B of the total $13.9B total cash investments^^ is held by non-U.S. subsidiaries. Cash flow from operations in the second quarter was approximately $3.4B. During the second quarter, we paid approximately $1.1B in dividends, purchased $1.8B in capital assets and repurchased $697M in stock. Total inventories were up $400M.

Other Items
The total number of employees was flat to the first quarter at 107K.

Diluted shares outstanding decreased by 5M shares from the first quarter and decreased by 214M shares from the second quarter of a year ago driven primarily by share repurchases.

*Client Computing Group, Data Center Group, and Internet of Things Group microprocessors and chipsets
^^ Cash and cash equivalents, short-term investments, and trading assets

Q3 2015 Outlook
Intel's Business Outlook for the third quarter does not include the potential impact of any business combinations, asset acquisitions, divestitures, strategic investments and other significant transactions that may be completed after July 15. The midpoint of the forecast ranges will be referred to when making comparisons to specific periods.

Revenue
Revenue is expected to be $14.3B, plus or minus $500M in the third quarter. The midpoint of this range is up 8% from the second quarter, at the higher end of the average seasonal range increase for the third quarter.

Gross Margin
Gross margin in the third quarter is expected to be 63%, plus or minus a couple of points, up 0.5 point from the second quarter.

Gross Margin Reconciliation: Q2'15 to Q3'15 Outlook (62.5% to 63% +/- a couple points, up 0.5 point)
[note: point attributions are approximate]

•	+1.5 points: Lower platform* write-offs (primarily on 14nm products)

•	+1.0 point: Higher platform* volume

•	- 1.5 points: Higher platform* unit costs (primarily on higher mix of 14nm products)

Spending
Spending for R&D and MG&A in the third quarter is expected to be approximately $4.9B, down from the second quarter.

Depreciation is forecast to be approximately $2.0B, flat to the second quarter.

Restructuring charges are forecast to be approximately $175M.

Amortization of acquisition-related intangibles is forecast to be approximately $70M.

Other Income Statement Items
Gains and losses from equity investments and interest and other income are expected to be a net gain of approximately $100M, compared to a net gain of $87M in the second quarter.

*Client Computing Group, Data Center Group, and Internet of Things Group microprocessors and chipsets

2015 Outlook
The Outlook for full year 2015 does not include the potential impact of any business combinations, asset acquisitions, divestitures, strategic investments and other significant transactions that may be completed after July 15. The midpoint of the forecast ranges will be referred to when making comparisons to specific periods.

Revenue
Revenue for the year is expected to be down approximately 1% from 2014, down from our previous expectation of approximately flat.

Gross Margin
Gross margin for the year is expected to be 61.5%, plus or minus a couple points, up 0.5 point from our previous expectation of 61%. This increase is primarily a result of lower factory start-up costs on 10nm.

Spending
Spending for R&D and MG&A for the year is expected to be approximately $19.8B plus or minus $400M, up $100M from our previous expectation of $19.7B plus or minus $400M. This $100M increase is primarily driven by acquisition related integration expenses.

Depreciation is forecast to be approximately $7.9B plus or minus $100M, down $100M from our previous expectation of $8.0B plus or minus $100M.

Amortization of acquisition-related intangibles is forecast to be approximately $265M, up from our previous expectation of $250M.

Other Income Statement Items
The tax rate for each of the third and fourth quarters is expected to be 26%, up from our previous expectation of 25%.

Balance Sheet and Cash Flow Items
Capital spending for 2015 is expected to be $7.7B plus or minus $500M, down $1.0B from our previous expectation of $8.7B plus or minus $500M.

Risk Factors
The above statements and any others in this release that refer to plans and expectations for the second quarter, the year and the future are forward-looking statements that involve a number of risks and uncertainties. Words such as "anticipates," "expects," "intends," "goals," "plans," "believes," "seeks," "estimates," "continues," "may," "will," "should," and variations of such words and similar expressions are intended to identify such forward-looking statements. Statements that refer to or are based on projections, uncertain events or assumptions also identify forward-looking statements. Many factors could affect Intel's actual results, and variances from Intel's current expectations regarding such factors could cause actual results to differ materially from those expressed in these forward-looking statements. Intel presently considers the following to be important factors that could cause actual results to differ materially from the company's expectations.

•
Demand for Intel's products is highly variable and could differ from expectations due to factors including changes in business and economic conditions; consumer confidence or income levels; the introduction, availability and market acceptance of Intel's products, products used together with Intel products and competitors' products; competitive and pricing pressures, including actions taken by competitors; supply constraints and other disruptions affecting customers; changes in customer order patterns including order cancellations; and changes in the level of inventory at customers.

•
Intel's gross margin percentage could vary significantly from expectations based on capacity utilization; variations in inventory valuation, including variations related to the timing of qualifying products for sale; changes in revenue levels; segment product mix; the timing and execution of the manufacturing ramp and associated costs; excess or obsolete inventory; changes in unit costs; defects or disruptions in the supply of materials or resources; and product manufacturing quality/yields. Variations in gross margin may also be caused by the timing of Intel product introductions and related expenses, including marketing expenses, and Intel's ability to respond quickly to technological developments and to introduce new products or incorporate new features into existing products, which may result in restructuring and asset impairment charges.

•
Intel's results could be affected by adverse economic, social, political and physical/infrastructure conditions in countries where Intel, its customers or its suppliers operate, including military conflict and other security risks, natural disasters, infrastructure disruptions, health concerns and fluctuations in currency exchange rates. Results may also be affected by the formal or informal imposition by countries of new or revised export and/or import and doing-business regulations, which could be changed without prior notice.

•	Intel operates in highly competitive industries and its operations have high costs that are either fixed or difficult to reduce in the short term.

•
The amount, timing and execution of Intel's stock repurchase program could be affected by changes in Intel's priorities for the use of cash, such as operational spending, capital spending, acquisitions, and as a result of changes to Intel's cash flows or changes in tax laws.

•
Intel's expected tax rate is based on current tax law and current expected income and may be affected by the jurisdictions in which profits are determined to be earned and taxed; changes in the estimates of credits, benefits and deductions; the resolution of issues arising from tax audits with various tax authorities, including payment of interest and penalties; and the ability to realize deferred tax assets.

•
Gains or losses from equity securities and interest and other could vary from expectations depending on gains or losses on the sale, exchange, change in the fair value or impairments of debt and equity investments, interest rates, cash balances, and changes in fair value of derivative instruments.

•	Product defects or errata (deviations from published specifications) may adversely impact our expenses, revenues and reputation.

•
Intel's results could be affected by litigation or regulatory matters involving intellectual property, stockholder, consumer, antitrust, disclosure and other issues. An unfavorable ruling could include monetary damages or an injunction prohibiting Intel from manufacturing or selling one or more products, precluding particular business practices, impacting Intel's ability to design its products, or requiring other remedies such as compulsory licensing of intellectual property.

•
Intel's results may be affected by the timing of closing of acquisitions, divestitures and other significant transactions. In addition, risks associated with our proposed acquisition of Altera are described in the “Forward Looking Statements” paragraph of Intel’s press release dated June 1, 2015, which risk factors are incorporated by reference herein.

A detailed discussion of these and other factors that could affect Intel's results is included in Intel's SEC filings, including the company's most recent reports on Forms 10-K and 10-Q.